Exhibit 99.2

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED MARCH 31, 2021

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

(in thousands) (unaudited)

Three Months Ended March 31, 2021
Revenues
Contract drilling	$26,111
Costs and expenses
Operating expenses	35,911
General and administrative expenses	13,694
Depreciation expense	10,065

59,670

Operating loss	(33,559)
Other income (expense)
Interest expense	(338)
Interest income	12
Other expense	(366)

Loss before income taxes	(34,251)
Income tax expense	(296)

Net loss	$(34,547)

See accompanying notes to unaudited condensed consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

(in thousands) (unaudited)

March 31, 2021
Assets:
Cash and cash equivalents	$64,648
Restricted cash	6,659
Accounts receivable, net	22,043
Materials and supplies	14,716
Deferred costs, current	7,180
Prepaid expenses and other current assets	16,056

Total current assets	131,302

Property and equipment, net	647,098
Other assets	11,246

Total assets	$789,646

Liabilities and equity:
Accounts payable	$12,473
Accrued expenses	27,494
Deferred revenue, current	636

Total current liabilities	40,603

Deferred revenue	65
Other long-term liabilities	29,382

Total liabilities	70,050

Equity:
Membership capital, no par value, 2,500 units authorized and issued as of March 31, 2021	754,143
Accumulated deficit	(34,547)

Total equity	719,596

Total liabilities and equity	$789,646

See accompanying notes to unaudited condensed consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Condensed Consolidated Statement of Equity

(in thousands) (unaudited)

	Membership Capital		Accumulated	Total
	Units	Amount	Deficit	Equity
Balance at January 1, 2021	2,500	$754,143	$—	$754,143
Net loss	—	—	(34,547)	(34,547)

Balance at March 31, 2021	2,500	$754,143	$(34,547)	$719,596

See accompanying notes to unaudited condensed consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows

(in thousands) (unaudited)

Three Months Ended March 31, 2021
Cash flow from operating activities:
Net loss	$(34,547)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	10,065
Amortization of deferred costs	25
Amortization of deferred financing costs	138
Deferred income taxes	(263)
Changes in operating assets and liabilities:
Accounts receivable	(9,316)
Materials and supplies	(1,754)
Deferred costs	(9,006)
Prepaid expenses and other assets	(2,521)
Accounts payable and accrued expenses	(135)
Deferred revenue	701

Net cash used in operating activities	(46,613)

Cash flow from investing activities:
Capital expenditures	(1,085)

Net cash used in investing activities	(1,085)

Net decrease in cash and cash equivalents	(47,698)
Cash, cash equivalents and restricted cash, beginning of period	119,005

Cash, cash equivalents and restricted cash, end of period	$71,307

See accompanying notes to unaudited condensed consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1—Nature of Business

Pacific Drilling Company LLC and its subsidiaries ( “Pacific Drilling,” the “Company,” “we,” “us” or “our”) was an international offshore drilling contractor committed to exceeding client expectations by delivering the safest, most efficient and reliable deepwater drilling services in the industry.

On March 24, 2021, the Company entered into a definitive merger agreement with Noble Corporation (“Noble”) under which Noble would acquire the Company in an all-stock transaction. The definitive merger agreement was unanimously approved by the Boards of both the Company and Noble, and by over a majority of the Company’s members. No shareholder vote was required for Noble to close the transaction. On April 15, 2021, the merger was completed, and Pacific Drilling became a wholly owned subsidiary of Noble. As part of the transaction, the holders of the Company’s membership interests received 16.6 million ordinary shares, par value $0.00001 per share, of Noble (the “Noble Shares”), after such Noble Shares were reduced by such number of Noble Shares payable to the holders of the Company’s New 2L Warrants pursuant to the terms of such New 2L Warrants, which translated into the Company’s equity holders receiving at closing approximately 24.9% of the outstanding shares of Noble.

Note 2—Emergence from Bankruptcy Proceedings

The 2020 Bankruptcy Proceedings

On October 30, 2020 (the “Petition Date”), Pacific Drilling S.A. (“Predecessor”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and simultaneously commenced insolvency proceedings in the Cayman Islands whereby the Company initiated the pre-presentation process for the Company’s wholly-owned, Cayman Island subsidiary, Pacific Drilling Company Limited, in the Grand Court of the Cayman Islands Financial Services Division (the “Cayman Proceedings”).

On November 1, 2020, the Bankruptcy Court approved the joint administration of the Chapter 11 Cases under the caption In re Pacific Drilling S.A., et. al., Case No. 20-35212 (DRJ). During the Chapter 11 Cases, no trustee was appointed, and the Debtors operated as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

The Bankruptcy Petitions and the Cayman Proceedings were filed in order to effect a pre-arranged, consensual joint Chapter 11 plan of reorganization in accordance with the terms of a restructuring support agreement entered into by and among the Debtors and certain holders (the “Consenting Creditors”) of the Company’s Notes (as defined below) on October 30, 2020 (the “RSA”).

On December 21, 2020, the Bankruptcy Court issued a written order in the Chapter 11 Cases (the “Confirmation Order”), pursuant to Section 1129 of the Bankruptcy Code, confirming the Company’s First Amended Joint Plan of Reorganization (the “Plan”). On December 31, 2020 (the “Plan Effective Date”), the Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the Plan.

In addition, pursuant to the Plan on the Plan Effective Date, the reorganized Company entered into a new senior secured delayed draw term loan facility in the aggregate principal amount of up to $80.0 million (the “Delayed Draw Term Loan Facility”), which is secured by first priority liens on all assets of the Company and its subsidiaries. All of the Company’s subsidiaries other than certain immaterial subsidiaries guaranteed on a senior secured basis the Delayed Draw Term Loan Facility. See Note 5.

The 2017 Bankruptcy Proceedings

On November 2, 2018, the United States Bankruptcy Court for the Southern District of New York (the “2017 Bankruptcy Court”) confirmed the Company’s Modified Fourth Amended Joint Plan of Reorganization, dated October 31, 2018 (the “2018 Plan”), and on November 19, 2018, the 2018 Plan became effective and we emerged from our 2017 Chapter 11 bankruptcy proceedings (the “2017 Bankruptcy Proceedings”) after successfully

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited) – Continued

completing our reorganization pursuant to the 2018 Plan. We had filed the 2018 Plan with the 2017 Bankruptcy Court in connection with our voluntary petitions for relief under the Bankruptcy Code, initially filed on November 12, 2017 (the “2017 Petition Date”), which were jointly administered under the caption In re Pacific Drilling S.A., et al., Case No. 17-13193 (MEW).

The Company’s two subsidiaries involved in the arbitration with Samsung Heavy Industries Co. Ltd. (“SHI”) related to the Pacific Zonda (see Note 10), Pacific Drilling VIII Limited and Pacific Drilling Services, Inc. (together, the “Zonda Debtors”), filed a separate plan of reorganization that was confirmed by order of the 2017 Bankruptcy Court on January 30, 2019 (the “Zonda Plan”) and were not Debtors under the 2018 Plan or the Plan.

Note 3—Significant Accounting Policies

Basis of Presentation—Our accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. These financial statements do not include all disclosures required by GAAP for complete financial statements. Our condensed consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of our financial position, results of operations and cash flows for the presented interim period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or for any future period. The accompanying condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the year ended December 31, 2020.

Principles of Consolidation—Our consolidated financial statements include the accounts of Pacific Drilling Company LLC and consolidated subsidiaries that we control by ownership of a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes. We eliminate all intercompany transactions and balances in consolidation.

We are party to a Nigerian joint venture, Pacific International Drilling West Africa Limited (“PIDWAL”), with Derotech Offshore Services Limited (“Derotech”), a privately-held Nigerian registered limited liability company. Derotech owns 51% of PIDWAL and we own 49% of PIDWAL. Derotech will not accrue the economic benefits of its interest in PIDWAL unless and until it satisfies certain outstanding obligations to us and a certain pledge is cancelled by us. PIDWAL is a variable interest entity for which we are the primary beneficiary. Accordingly, we consolidate all interests of PIDWAL in our condensed consolidated financial statements and no portion of its operating results is allocated to the noncontrolling interest.

Subsequent Events—We evaluated subsequent events through June 22, 2021, the date the condensed consolidated financial statements were available to be issued.

Recently Issued Accounting Standards

Simplifications to Income Tax Accounting — On December 18, 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which removes certain exceptions for investments, intra-period allocations and interim calculations, and adds guidance to reduce complexity in accounting for income taxes. This update is effective for our annual and interim periods beginning after January 1, 2022. We do not expect our adoption to have a material effect on our consolidated financial statements and related disclosures.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited) – Continued

Note 4—Property and Equipment

Property and equipment consists of the following:

March 31, 2021
(in thousands)
Drillships and related equipment	$657,164
Accumulated depreciation	(10,066)

Property and equipment, net	$647,098

Note 5—Debt

As of March 31, 2021, we have no outstanding debt.

Delayed Draw Term Loan Facility

On December 31, 2020, the Company, as borrower, certain subsidiaries of the Company, as guarantors, Cantor Fitzgerald Securities (“Cantor Fitzgerald”), as administrative agent, collateral agent and security trustee, and the lenders party thereto, entered into a credit agreement that provides an $80.0 million delayed draw term loan facility (the “Delayed Draw Term Loan Facility”). The Delayed Draw Term Loan Facility provided for an accordion feature, under which an additional $50.0 million may be borrowed. As of March 31, 2021, there were no amounts drawn on the facility. On April 15, 2021, upon completion of the merger with Noble, the Delayed Draw Term Loan Facility was terminated.

Note 6—Income Taxes

We recognize tax benefits from an uncertain tax position only if it is more likely than not that the position will be sustained upon examination by taxing authorities based on the technical merits of the position. The amount recognized is the largest benefit that we believe has greater than a 50% likelihood of being realized upon settlement. As of March 31, 2021, we had $43.5 million of unrecognized tax benefits which were included in other long-term liabilities on our condensed consolidated balance sheets and would impact our consolidated effective tax rate if realized. To the extent we have income tax receivable balances available to utilize against amounts payable for unrecognized tax benefits, we have presented such receivable balances as a reduction to other long-term liabilities on our condensed consolidated balance sheets. As of March 31, 2021, we have no accrued interest and penalties related to uncertain tax positions on our balance sheets as such payments would not be required by law.

Note 7—Revenue from Contracts with Clients

Contract Assets and Liabilities

The following table provides information about trade receivables, contract assets and contract liabilities:

March 31, 2021
(in thousands)
Trade receivables, net	$21,436
Current contract assets	160
Current contract liabilities (deferred revenue)	636
Noncurrent contract liabilities (deferred revenue)	65

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited) – Continued

Significant changes in contract assets and contract liabilities for the three months ended March 31, 2021 are as follows:

	Contract Assets	Contract Liabilities
	(in thousands)
Balance at January 1, 2021	$137	$—
Increase due to addition of deferred revenue	—	701
Increase due to demobilization revenue recognized	23	—

Balance at March 31, 2021	$160	$701

Future Amortization of Contract Liabilities

The following table reflects revenue expected to be recognized in the future related to unsatisfied performance obligations as of March 31, 2021:

	Remaining nine months	For the years ending December 31,
	2021	2022	2023	2024 and thereafter	Total
			(in thousands)
Amortization of contract liabilities	$482	$219	$—	$—	$701

The expected timing for recognition of such revenue is based on the estimated start date and duration of each respective contract as of March 31, 2021. The actual timing of recognition of such amounts may vary due to factors outside of our control. We have applied the optional exemption in Topic 606 and have not disclosed the variable consideration related to our estimated future dayrate revenue.

Note 8—Leases

Our leasing activities primarily consist of operating leases with our integrated services subcontractors, corporate offices and regional shorebase offices. The components and other information related to leases are as follows:

Three Months Ended March 31, 2021
(in thousands)
Lease Expense
Operating lease cost	$7,371

As of March 31, 2021, there were no right-of-use asset and lease liability recognized on our condensed consolidated balance sheets for leases under which we are the lessee, after applying the short-term lease exemption.

Note 9—Fair Value Measurements

We estimated fair value by using appropriate valuation methodologies and information available to management as of March 31, 2021. Considerable judgment is required in developing these estimates, and accordingly, estimated values may differ from actual results.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited) – Continued

The estimated fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximated their carrying value due to their short-term nature. The following table presents the carrying value and estimated fair value of our cash and cash equivalents:

	March 31, 2021
	Carrying Value	Estimated Fair Value
	(in thousands)
Cash and cash equivalents	$64,648	$64,648

Our cash equivalents include money market instruments with original maturities of three months or less. We estimate the fair values of our debt using quoted market prices to the extent available and significant other observable inputs, which represent Level 2 fair value measurements.

Note 10—Commitments and Contingencies

Commitments—As of March 31, 2021, we had no material commitments.

Bank Guarantee—As of March 31, 2021, we were contingently liable under a certain bank guarantee totaling approximately $6.0 million issued as security in the normal course of our business.

Contingencies—It is to be expected that we will routinely be involved in litigation and disputes arising in the ordinary course of our business.

On the Petition Date, Pacific Drilling S.A. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As a result of the Chapter 11 proceedings, attempts to prosecute, collect, secure or enforce remedies with respect to pre-petition claims against us were subject to the automatic stay provisions of Section 362(a) of the Bankruptcy Code, including litigation relating to us and our subsidiaries that were Debtors in the Chapter 11 Cases. On December 31, 2020, the Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the Plan. See Note 2.

In January 2013, the Zonda Debtors (described in Note 2) entered into, and/or guaranteed a construction contract with Samsung Heavy Industries Co. Ltd (“SHI”) for the construction of the Pacific Zonda, with a purchase price of approximately $517.5 million and original delivery date of March 31, 2015 (the “Construction Contract”). On October 29, 2015, the Zonda Debtors exercised their right to rescind the Construction Contract due to SHI’s failure to timely deliver the drillship in accordance with the contractual specifications. SHI rejected the rescission, and on November 25, 2015, formally commenced an arbitration proceeding against the Zonda Debtors in London under the Arbitration Act 1996 before a tribunal of three arbitrators (as specified in the Construction Contract) (the “Tribunal”), seeking the final installment of the purchase price under the Construction Contract.

On January 15, 2020, the Tribunal awarded SHI approximately $320 million with respect to its claims against the Zonda Debtors. The award does not include approximately $100 million in interest and costs sought by SHI, on which the Tribunal reserved making a decision to a later date. On February 11, 2020, the Zonda Debtors filed an application with the High Court in London seeking permission to appeal the Tribunal’s award. On October 15, 2020, the High Court in London denied the application by the Zonda Debtors.

In the Predecessor’s 2017 Chapter 11 proceedings, SHI asserted claims against the Zonda Debtors, secured by the Pacific Zonda, for approximately $387.4 million, for the remaining unpaid purchase price, interest and costs. On November 19, 2018, the Predecessor and certain of its subsidiaries other than the Zonda Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the 2018 Plan. The Zonda Debtors filed a separate plan of reorganization (the “Zonda Plan”) which was confirmed by order of the 2017 Bankruptcy Court on January 30, 2019. Following the denial of the Zonda Debtors’ application to appeal the Tribunal’s award, the Zonda Plan was declared effective on December 21, 2020, and a liquidation trust agreement established under the Zonda Plan became effective. The Company expects that the Zonda Debtors will be liquidated in accordance with the terms of the Zonda Plan.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited) – Continued

On December 20, 2018, after the Predecessor and its subsidiaries other than the Zonda Debtors had completed the 2018 Plan and emerged from bankruptcy, SHI filed with the 2017 Bankruptcy Court an untimely secured contingency claim against Pacific Drilling S.A., our then parent company, in the amount of approximately $387.4 million. We filed an objection to the claim on the basis that the claim should be disallowed due to its being filed long after the May 1, 2018 claims bar date established by order of the 2017 Bankruptcy Court. On March 26, 2020, the 2017 Bankruptcy Court sustained our objection and expunged SHI’s claim, and on May 8, 2020, the 2017 Bankruptcy Court issued an order closing the Company’s 2017 bankruptcy case.

On December 14, 2020, the liquidation trustee appointed under the liquidation trust under the Zonda Plan and SHI each filed objections to the Predecessor’s Plan. On December 21, 2020, the Bankruptcy Court issued the Confirmation Order confirming the Plan. Under the Plan, which was declared effective on December 31, 2020, any claims or causes of action asserted, or that may be asserted, by the Zonda Debtors are general unsecured claims that received no distribution under the Plan, and were released, extinguished, and discharged by the Plan. On December 30, 2020, the liquidation trustee, and on January 4, 2021, SHI, each filed an appeal of the Confirmation Order to the United States District Court for the Southern District of Texas, but did not seek a stay of the Confirmation Order. Accordingly, the Plan was declared effective on December 31, 2020 and the Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the Plan. The liquidation trustee and SHI settled all claims in the appeal on April 28, 2021. As a result of the settlement, the liquidation trustee has few entities from which it can recover, and thus is seeking discovery from Pacific Drilling to investigate whether any claims remain against the Zonda Debtors’ former directors and officers.

Note 11—Supplemental Cash Flow Information

During the three months ended March 31, 2021, we paid $0.2 million of interest in cash. During the three months ended March 31, 2021, we paid $1.5 million of income taxes.

During the three months ended March 31, 2021, we paid $10.6 million in reorganization items.

Within our condensed consolidated statement of cash flows, capital expenditures represent expenditures for which cash payments were made during the period. These amounts exclude accrued capital expenditures, which are capital expenditures that were accrued but unpaid. During the three months ended March 31, 2021, changes in accrued capital expenditures were $1.0 million.

Note 12—Subsequent Event

On April 15, 2021, the merger between Pacific Drilling and Noble was completed. See Note 1.